News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Generates $1.163 Million in Sales for November

Sales Increase of 287% Compared to Prior Year

TAMPA, FL – December 18, 2018 – MagneGas Applied Technology Solutions, Inc. (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company generated sales of $1.163 million for the month of November, as compared to $0.3 million in November 2017, representing a 287% increase. The sales growth was a result of MagneGas’ expansion into California, Texas and Louisiana through six acquisitions made in 2018.

The fastest growing market for the Company in November was the Texas and Louisiana combined market, which grew 45% compared to November sales. This was in part the result of three acquisitions made in the second half of October, which doubled the Company’s retail store count and added a market presence in Paris, TX and Longview, TX. In addition, Green Arc had its highest monthly sales figures for 2018, as well as the highest sales figures under MagneGas ownership and operation.

In the California market, sales grew flat compared to October results. This market continues to show strength and has been very receptive to both the sales of the MagneGas metal cutting fuel product, as well as strong new client adoption and cross sales activities. Sales in the southern California market were some of the strongest sales results under MagneGas ownership.

In Florida, sales declined 10% as compared with October results. The decline was in part due to the seasonality in sales, which are traditionally negatively affected by the Thanksgiving holiday week. As a positive development, the Company’s new location in Pasco County has already grown to the point of profitability and is gaining steady market acceptance in its addressable market.

“We are starting to gain good momentum with our sales efforts,” commented Scott Mahoney, Chief Executive Officer of MagneGas. “We have completed the personnel integration of the three acquisitions made in October in east Texas and Louisiana. Our team is operating smoothly and efficiently, and this is translating into excellent results when interfacing with clients. We have already conducted MagneGas metal cutting fuel demonstrations at all of our new operations, and we have armed our team with a unique product that can help drive revenue growth.”

Mr. Mahoney continued, “We have experienced a significant amount of change within our organization in the past few months, and we are very pleased to report that these changes are improving our ability to serve the customer, and this is quickly translating into sustained revenue growth.”

About MagneGas Applied Technology Solutions, Inc.

MagneGas Applied Technology Solutions, Inc. (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 13 locations across California, Texas, Louisiana, and Florida.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.